Exhibit 23


The Board of Directors

Pacific Aerospace & Electronics, Inc.

Consent of Independent Accountants

We consent to the inclusion of our report dated March 19, 1998, with respect to the balance sheets of Aeromet International PLC as of December 31, 1997 and 1996, and the related statements of operations, shareholder's equity, comprehensive income/loss, and cash flows for each of the years in the two year period ended December 31, 1997, which report appears in the Form 8-K of Pacific Aerospace & Electronics, Inc. dated August 13, 1998.

Yours sincerely,

/s/ KPMG AUDIT PLC

KPMG Audit Plc
Birmingham, England
August 13, 1998